Exhibit 10.1

Execution Copy

FIRST AMENDMENT AGREEMENT

THIS FIRST AMENDMENT AGREEMENT (this “Amendment”) is dated as of June 30, 2010, between ASSURANCEAMERICA CORPORATION, a Nevada corporation (the “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, successor in interest by merger to WACHOVIA BANK, NATIONAL ASSOCIATION (“Lender”);

W I T N E S S E T H :

WHEREAS, the Borrower and the Lender are parties to that certain Loan Agreement, dated as of July 17, 2009 (as amended, the “Loan Agreement”);

WHEREAS, the Borrower has requested that Lender amend certain provisions of the Loan Agreement and the Lender has so agreed, subject to the terms and conditions hereof;

NOW, THEREFORE, for and in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged by the parties hereto, the parties hereto agree as follows:

1. Definitions; Amendment a Loan Document. Unless otherwise specifically defined herein, each capitalized term used herein which is defined in the Loan Agreement shall have the meaning assigned to such term in the Loan Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Loan Agreement shall from and after the date hereof refer to the Loan Agreement as amended hereby. This Amendment is a Loan Document.

2. Amendments. Effective upon satisfaction of the terms and conditions to effectiveness set forth in Section 10 hereof:

(a) Section 1.1(i) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(i) Subject to the terms and conditions of this Agreement, including, without limitation, the Post-Closing Funding Conditions (defined in Section 2.1(e) below), Lender hereby agrees to make advances to Borrower under a revolving loan facility from time to time from the date of this Agreement (the “Closing Date”) through July 16, 2011, (the “Maturity Date”), in the aggregate principal amount not exceeding ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 U.S. DOLLARS ($1,500,000.00) (the “Revolving Loan Facility”; the Revolving Loan Facility, along with all other financial accommodations provided by the Lender to the Borrower under the terms of this Agreement from time to time, the “Loan Facility”). The proceeds of the Loan Facility shall be used as follows: (i) to fund the purchase price and transaction costs incurred for Permitted Acquisitions (defined on Schedule 1.1 attached hereto), provided that advances to fund Permitted Acquisitions consisting of acquisitions of managing general agencies may not exceed $500,000 in the aggregate for all such managing general agencies purchased, (ii) to fund short-term loans with maturities not exceeding 45 days (or the Maturity Date, if sooner) by Borrower to AAIC (defined below) from time to time at the end of any fiscal quarter of AAIC not exceeding $500,000 in the aggregate at any time outstanding and (iii) otherwise solely for Borrower’s working capital needs in the ordinary course of business and general corporate needs in the ordinary course of business from time to time. The principal amount of the Loan Facility outstanding at any time shall be evidenced by a revolving loan note issued by Borrower payable to the order of Lender dated as of even date herewith (as amended or otherwise modified from time to time, “Note”). Borrower may borrow, prepay and reborrow advances under the Loan Facility at any time through but not including the Maturity Date.

(b) A new Section 1.1(vi) of the Loan Agreement is hereby added as follows:

(vi) Borrower agrees that the outstanding principal balance of the Revolving Loan Facility shall be repaid in full and no loans under the Revolving Loan Facility may be outstanding for at least one period of 30 consecutive days during each 12 month period in which this Agreement is in effect.

(c) Section 4.10 of the Loan Agreement is hereby amended and restated in its entirety as follows:

SECTION 4.10. FINANCIAL CONDITION. Maintain Borrower’s financial condition as follows, calculated in accordance with GAAP consistently applied and used consistently with prior practices (except to the extent modified by the definitions below):

(a) Minimum Fixed Charge Coverage Ratio. A minimum Fixed Charge Coverage Ratio, tested quarterly, commencing with the fiscal quarter ending June 30, 2010, and for each quarter thereafter, of not less than (i) 1.10 to 1.0 for each of the fiscal quarters ending June 30, 2010, and September 30, 2010, and (ii) 1.25 to 1.0 for each fiscal quarter thereafter. “Fixed Charge Coverage Ratio” means, for the Borrower and its Subsidiaries for the fiscal quarter ending June 30, 2010, and thereafter, the quotient of (x) net income for the trailing 12 month period plus, to the extent deducted from net income for the trailing 12 month period, the sum of (i) interest expense, (ii) income tax expense, (iii) depreciation, depletion, and amortization, (iv) non-cash stock option expenses for such period not exceeding $500,000 for such period and (v) asset write-downs pertaining to acquisitions, non-cash write-downs and non-cash charges resulting from changes in GAAP accounting principles for such period not exceeding $500,000 in the aggregate for such period, minus unfinanced capital expenditures for such period; divided by (y) the sum of (i) interest expense for the trailing 12 month period, (ii) cash taxes paid for the trailing 12 month period, (iii) dividends and distributions (defined below) paid in the trailing 12 month period (other than dividends and distributions paid to the Borrower or a Subsidiary), and (iv) scheduled principal payments on long-term debt (including, without limitation, the payments made in the 12 month period before maturity thereof and all other current maturities of long-term debt) and payments made with respect to the Debt of AAIC or AATC under the Indenture paid in the trailing 12 month period. As used herein, “long-term debt” shall mean debt with a maturity no sooner than the date that is 1 year from the date incurred.

(b) Minimum Net Worth. A Net Worth as of the last day of any fiscal quarter of at least (i) $12,000,000 for the fiscal quarter ending on June 30, 2010, and (ii) the Minimum Amount for each fiscal quarter thereafter. “Minimum Amount” means, for any fiscal quarter, beginning with the fiscal quarter ending on September 30, 2010, the Net Worth required under this Section 4.10(b) for the prior fiscal quarter plus 50% of Borrower’s and its Subsidiaries’ positive net income for such fiscal quarter. “Net Worth” means, determined in accordance with GAAP, Borrower’s total assets minus Borrower’s total liabilities, each on a consolidated basis; provided, however, the calculation of Net Worth shall exclude the following items (if resulting in a reduction of Net Worth) not exceeding $2,500,000 in an aggregate, cumulative amount that are incurred after the Closing Date: asset write-downs pertaining to acquisitions, non-cash write-downs and non-cash charges resulting from changes in GAAP accounting principles.

(d) The definition of “Target Company” contained in Schedule 1.1 to the Loan Agreement is hereby amended and restated in its entirety as follows:

“Target Company” means a broker agency or managing general agency business, each substantially in the same line of business (or lines of business reasonably related thereto) conducted by Trustway Insurance Agencies, LLC, Trustway T.E.A.M., Inc. and AssuranceAmerica Managing General Agency LLC on the date of this Agreement.

3. Restatement of Representations and Warranties. The Borrower hereby represents and warrants that, as of the date of this Amendment, and after giving effect to the terms of this Amendment, there exists no Default or Event of Default. The Borrower hereby restates and renews each and every representation and warranty heretofore made by it in the Loan Agreement and the other Loan Documents as fully as if made on the date hereof, except to the extent (i) expressly amended in Section 2 above and (ii) that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and complete on and as of such earlier date).

4. Effect of Amendment; No Novation or Mutual Departure. The Borrower expressly acknowledges and agrees that there has not been, and this Amendment does not constitute or establish, a novation with respect to the Loan Agreement or any of the Loan Documents or any debt or other obligations owed by Borrower to Lender. The amendments set forth in Section 2 above shall be deemed to have prospective application only, unless otherwise specifically stated herein. Notwithstanding the foregoing, the agreements of Lender contained in this Amendment shall not (i) apply to any other past, present or future noncompliance with any provision of the Loan Agreement or any of the other Loan Documents, (ii) impair or otherwise adversely affect the Lender’s right at any time to exercise any right or remedy in connection with the Loan Agreement or any of the other Loan Documents, or (iii) except as expressly set forth in Section 2 above, (1) amend, modify or otherwise alter any provision of the Loan Agreement or any of the other Loan Documents, or (2) constitute a mutual departure from the terms, covenants, conditions and agreements contained in the Loan Agreement or any of the other Loan Documents other than as expressly agreed to in Section 2 above. Nothing in this Amendment shall affect or limit the Lender’s right to require payment of debt and other obligations owing from the Borrower to the Lender under, or to require strict performance of the terms, covenants, conditions and agreements contained in the Loan Agreement and the other Loan Documents, to exercise any and all rights, powers and remedies under the Loan Agreement or the other Loan Documents or at law or in equity, or to do any and all of the foregoing, immediately at any time after the occurrence of a Default or an Event of Default.

5. Borrower Ratification, Reaffirmation and Release. The Borrower hereby restates, ratifies and reaffirms each and every term, covenant and condition set forth in the Loan Agreement and the other Loan Documents effective as of the date hereof. The Borrower acknowledges, agrees, represents and warrants that the Loan Agreement and the other Loan Documents, as amended and affected by this Amendment, constitute legal, valid, binding and enforceable obligations of Borrower as of this date, free from any defense, counterclaim, offset or recoupment. The Borrower hereby waives, releases and discharges Lender from any and all claims, demands, actions or causes of action arising out of or in any way relating to the Loans and the other Obligations, the Loan Agreement and the other Loan Documents and any documents, agreements, dealings, or other matters connected with the Loans, any letter of credit or other Obligations, including, without limitation, all known and unknown matters, claims, transactions, or things occurring prior to the date of this Amendment related to the Loans, any letter of credit or other Obligations.

6. Other Obligor Consent, Ratification, Reaffirmation and Release. Each of the undersigned “Guarantors” hereby: (i) acknowledges receipt of this Amendment, (ii) consents to the execution and delivery of this Amendment by the parties thereto and (iii) reaffirms all of its guarantee obligations and other covenants and agreements under the guaranty agreement (“Guaranty”) executed and delivered by it in favor of Lender and agrees that none of its guarantee obligations and other covenants and agreements shall be affected by the execution and delivery of this Amendment. Each Guarantor further acknowledges, agrees, represents and warrants that the Loan Agreement and the other Loan Documents, as amended and affected by this Amendment, constitute legal, valid, binding and enforceable obligations of Borrower and each Guarantor as of this date, free from any defense, counterclaim, offset or recoupment. Each Guarantor hereby waives, releases and discharges Lender from any and all claims, demands, actions or causes of action arising out of or in any way relating to the Loans and the other Obligations, the Loan Agreement and the other Loan Documents and any documents, agreements, dealings, or other matters connected with the Loans, any letter of credit or other Obligations, including, without limitation, all known and unknown matters, claims, transactions, or things occurring prior to the date of this Amendment related to the Loans, any letter of credit or other Obligations.

7. Counterparts; Section References. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts and transmitted by facsimile to the other parties, each of which when so executed and delivered by facsimile shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto evidenced hereby.

8. Further Assurances; Reimbursement of Lender Expenses. The Borrower agrees to take such further actions as the Lender shall reasonably request in connection with this Amendment to evidence the agreements contained in this Amendment. Borrower agrees to pay directly or reimburse Lender for all of Lender’s reasonable and actual fees and expenses outstanding relating to the Loan Agreement, including, but not limited to, any and all reasonable and actual filing fees, recording fees, and reasonable and actual expenses and fees of Lender’s legal counsel, incurred in connection with the preparation, amendment, modification or enforcement of this Amendment (and any prior amendments), the Loan Agreement, and any and all documents executed and delivered in connection herewith or therewith.

9. Governing Law. This Amendment shall be governed by and construed and interpreted in accordance with, the laws of the State of Georgia.

10. Conditions Precedent. This Amendment shall become effective only upon (a) execution and delivery of this Amendment by the parties hereto and (b) payment to the Lender, in immediately available funds, of (i) a fully earned and non-refundable renewal fee equal to $5,625 and (ii) Lender’s reasonable and actual legal fees and expenses incurred in connection with this Amendment.

[SIGNATURES CONTAINED ON FOLLOWING PAGES]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the parties hereto as of the day and year first above written.

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION		TRUSTWAY INSURANCE AGENCIES, LLC

By:	/s/ Brian Martin	By:	/s/ John Mongelli
Name:	Brian Martin	Name:	John Mongelli
Title:	Senior Vice President	Title:	Chief Financial Officer

BORROWER:

ASSURANCEAMERICA CORPORATION		TRUSTWAY T.E.A.M., INC.

By:	/s/ John Mongelli	By:	/s/ John Mongelli
Name:	John Mongelli	Name:	John Mongelli
Title:	Chief Financial Officer	Title:	Chief Financial Officer

ASSURANCEAMERICA MANAGING GENERAL AGENCY LLC

By:	/s/ John Mongelli
Name:	John Mongelli
Title:	Chief Financial Officer

GUARANTORS:

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